Exhibit 99.1

Proxim Corporation Announces Agreement to Sell Substantially All Assets to Moseley Associates, Inc.
Saturday June 11, 4:39 pm ET

Ensures continued delivery of Wi-Fi and broadband wireless access solutions

SUNNYVALE, Calif., June 11 /PRNewswire-FirstCall/ — Proxim Corporation (Nasdaq: PROX - News), a leading provider of Wi-Fi and broadband wireless equipment, announced today that it has entered into an asset purchase agreement whereby Moseley Associates, Inc. will acquire substantially all assets of Proxim.

Under the agreement, Moseley will acquire and assume most of the domestic and foreign operations of Proxim for a purchase price of $21 million, subject to certain adjustments and deductions. The sale will be implemented through Proxim’s filing of a chapter 11 bankruptcy case in the United States Bankruptcy Court for the District of Delaware and subject to court confirmation and overbidding procedures. In connection with the sale, Moseley also has agreed to provide Proxim with bridge financing in the principal amount of up to $6.2 million, to be offset against the purchase price. Under the terms of the transaction as contemplated, no proceeds of the sale are expected to be distributed to Proxim stockholders.

The contemplated acquisition by Moseley would be expected to preserve most of Proxim’s operations. Moseley and Proxim believe there are significant synergies and advantages to the combination of their businesses. Proxim’s focus on Wi-Fi, WiMAX and broadband wireless access for enterprises and service providers has resulted in solutions for the mobile enterprise, last mile access, metropolitan area networks, public safety, and voice and data backhaul. Combining Proxim’s offerings with Moseley’s diversified global product lines will enable Moseley to offer an expanded and differentiated portfolio of wireless products covering spectrum from 200 MHz to 38 GHz.

“This proposed acquisition is a continuation of our strategy to be a global, diversified and profitable leader in the wireless marketplace,” said Jamal Hamdani, president and chief executive officer of Moseley. “Proxim’s pioneering leadership in license-exempt technologies and the 802.11 a, b, and g wireless access marketplace will significantly enhance our product portfolio. Proxim’s strong global distribution channels and understanding of low-cost manufacturing will accelerate our growth and fortify our position as one of the industry’s preeminent suppliers.”

“Our principal post-acquisition focus will be to earn the trust and respect of Proxim’s customers, suppliers, partners, and employees,” continued Mr. Hamdani. “We intend to fully support all of Proxim’s existing customers and product warranties. Our plan includes providing an invigorating and exciting work environment for Proxim’s employees as well.”

Moseley was ranked for the past three years on the Deloitte Technology Fast 500, a ranking of the 500 fastest growing technology companies in North America. From 1999-2003 the company grew 529%. Upon completion of the transaction, Proxim will be a wholly-owned subsidiary of Moseley, joining Moseley’s subsidiaries Microwave Data Systems, Axxcelera Broadband Wireless and CarrierComm, all acquired within the past 5 years. The combined company will have revenues approaching US $200 million.

About Moseley Associates

Moseley is an ISO 9001 company with offices in Santa Barbara, California; Rochester, New York; China; United Kingdom; and Brazil. Distributors and agents in over 100 countries augment Moseley’s 300 employees, including over 100 engineers. Moseley has more than 800,000 ETSI-, FCC-, Anatel-,

IC-, UL-, and CE-approved radios deployed in over 120 countries. Profitable for each year of its operation, Moseley has grown from revenues of US $8 million and EBITDA of $1 million in 1996 to revenue of over US $90 million and EBITDA of $20 million in 2004.

Moseley and its wholly owned subsidiaries Microwave Data Systems (2000 acquisition), Axxcelera Broadband Wireless (2001 acquisition), and CarrierComm (2002 acquisition) now offer wireless solutions from 9.6 kbps to 311 Mbps covering the 200 MHz to 38 GHz spectrum for both point-to-point and point-to-multipoint applications for the broadcast, industrial, broadband enterprise, and service provider marketplaces.

Moseley uses proprietary technologies with more than 200 patents of its own. Moseley’s products are built at many of its own world class manufacturing facilities in the United States. Extensive HALT and HASS processes are used to ensure best in class quality. For more information about Moseley, please visit Moseley’s web site at http://www.moseleysb.com .

About Proxim

Proxim Corporation designs and sells wireless networking equipment for Wi-Fi and broadband wireless networks. The company is providing its enterprise and service provider customers with wireless solutions for the mobile enterprise, security and surveillance, last mile access, voice and data backhaul, public hot spots, and metropolitan area networks. This press release and more information about Proxim can be found on the Web at http://www.proxim.com .

Safe Harbor

This press release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the Company’s expectation regarding the results of its bankruptcy filings and the consummation of an asset sale with Moseley and are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to: decisions and actions of the bankruptcy court, developments in and effects of the bankruptcy process, including the possibility of Proxim’s failure to meet conditions to the closing of the transaction and that Proxim might file Chapter 7 bankruptcy protection in the event that neither the transaction with Moseley nor any competing offers are available, Proxim’s operating and financial performance, including degradations of performance leading to purchase price adjustments, Proxim’s need for financing during and through the bankruptcy process and the risk that the financing provided in connection with the contemplated transaction will be insufficient, the risk that Proxim’s customers, vendors, suppliers and employees will react negatively to the transaction or the context of the transaction and other risks and uncertainties associated with Proxim’s business, Moseley’s business and the bankruptcy proceedings. For additional information regarding risks relating to Proxim’s business, see Proxim Corporation’s Form 10-K for the year ended December 31, 2004, Form 10-Q for the quarter ended April 1, 2005 and current reports on Form 8-K, and other relevant materials filed by Proxim with the Securities and Exchange Commission. Proxim assumes no obligation and does not intend to update these forward-looking statements.

Source: Proxim Corporation